Exhibit 99.1
Contacts:
Rajesh C. Shrotriya, M.D., CEO and President
Spectrum Pharmaceuticals, Inc.
(949) 743-9295
Spectrum Pharmaceuticals Reports 2005 Financial
Results and Presents Operational Highlights
Conference Call Today, Wednesday, March 15, 2006
at 10:00 a.m. ET (7:00 a.m. PT)
Available by webcast at www.spectrumpharm.com
•	$64 million in cash and marketable securities as of December 31, 2005

•	Eight proprietary drug candidates under development, including one in Phase 3 and four in multiple Phase 2 clinical trials

•	Three generic drug ANDAs approved and ten generic drug ANDAs pending at the FDA, one with Paragraph IV certification
     IRVINE, Calif., March 15, 2006 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today reported a net loss for the year ended December 31, 2005 of approximately $18.6 million, or $(1.06) per share, compared to a net loss of approximately $12.3 million, or $(0.98) per share in 2004. The increase of approximately $6.3 million in the net loss reflects the continued advancement of the Company’s product portfolio, and was primarily due to increases in research and development expense and increased legal expense in connection with the lawsuit regarding our patent challenge of GlaxoSmithKline’s Imitrex® injection.
     The Company had cash and marketable securities of approximately $64 million as of December 31, 2005, compared to approximately $39 million as of December 31, 2004.
     As of March 10, 2005, there were approximately 23.7 million shares of common stock outstanding.
     “Spectrum has continued to make significant advancements in all areas of its focus: products, people, financial resources and strategic alliances ” stated Rajesh C. Shrotriya, Chairman, Chief Executive Officer and President. “Our principal clinical programs involving satraplatin for hormone refractory prostate cancer, Eoquin™ for superficial bladder cancer and ozarelix for benign prostate hypertrophy and for hormone dependent prostate cancer have all advanced in accordance with our stated objectives. Among many other accomplishments, a rolling NDA submission for satraplatin was commenced by our partner GPC Biotech; an IND to commence phase 3 trials in the US has been filed for EOquin™ after a pre-IND and end of phase 2 meeting with the FDA; the European trials evaluating ozarelix in prostate cancer and BPH completed patient enrollment four months ahead of schedule; and the FDA approved our ANDAs for carboplatin injection and fluconazole tablets. We also acquired several new drugs during 2005. In February 2006, we made a strategic alliance with Par Pharmaceuticals to distribute our generic products, when approved by the FDA, including sumatriptan succinate injection, the generic form of GlaxoSmithKline’s Imitrex® injection, for which our ANDA was filed with paragraph IV certification. Finally, the September 2005 financing enables the Company to continue executing its aggressive business plan for the benefit of shareholders.”
     Revenue increased to $577,000 in 2005, from $258,000 in 2004, consisting of $521,000 and $185,000 of product sales, and $56,000 and $73,000 commissions on drug products used by GPC Biotech in clinical trials of satraplatin during the years ended December 31, 2005 and 2004, respectively. Cost of product sold was approximately $397,000 and $123,000, during the years ended December 31, 2005 and 2004, respectively.
     Research and development expenses increased by approximately $5.6 million, from approximately $7.0 million in 2004 to approximately $12.6 million in 2005, primarily due to the increasing scope of our drug development activities. During 2004, the principal clinical study costs related to a phase 2 trial on EOquin™. In 2005, we incurred costs related to multiple phase 2 clinical trials on EOquin™, elsamitrucin and ozarelix, and costs in advancing the development of SPI-205 and newly acquired compounds, RenaZorb™, SPI-1620 and lucanthone. We expect continued increases in research and development expenses in 2006, and beyond, as we develop and expand our product portfolio.
     General and administrative expenses increased by approximately $1.4 million, from approximately $5.1 million in 2004 to approximately $6.5 million in 2005, primarily due to an increase in legal expense in connection with the litigation regarding our patent challenge of GlaxoSmithKline’s Imitrex® injection.
Operational Highlights and Goals
     Our primary business focus for 2006, and beyond, will be to continue to acquire, develop and commercialize a portfolio of marketable prescription drug products with a focus on oncology and a mix of near-term and long-term revenue potential. Since the start of the year, we have added employees in key strategic positions, and as of the date of filing this report, have approximately 40 employees, and had eight proprietary drug product candidates under development: satraplatin, EOquin™, elsamitrucin, ozarelix, lucanthone, RenaZorb™, SPI-1620 and SPI-205. Key developments are:
Satraplatin (Phase 3 pivotal SPARC trial being conducted by our partner GPC Biotech)
•	Funding for worldwide satraplatin clinical trials is being borne entirely by our co-development partner GPC Biotech and its new sublicensee, Pharmion Corporation.

•	Enrollment of over 900 patients in the trial completed in December 2005.

•	Submission of a rolling NDA, for accelerated approval, commenced in December 2005. Completion of full NDA filing is expected before the end of 2006.

•	Interim analysis by the Independent Data Safety Monitoring Board is expected to be available in late April 2006.

•	Other ongoing phase 2 trials evaluating satraplatin are being conducted for metastic breast cancer, non-small cell lung cancer and advanced solid tumors.
EOquin™
•	After a pre-IND and end of phase 2 meeting with the FDA, we filed an IND, on March 13, 2006, for initiating a Phase 3 trial in 2006, in the United States, to evaluate EOquin™ in superficial bladder cancer.

•	Plans to initiate a Phase 3 study in Europe in 2006 are also in preparation.
Ozarelix
•	We expect results from the HDPC and BPH phase 2 trials that completed accrual in late 2005, in the second half of 2006.

•	Based on those results we will determine the next regulatory and clinical steps.

•	Also, we plan to initiate a study in healthy female volunteers for endometriosis in Europe in the second half of 2006.
Elsamitrucin
•	A multicenter, Phase 2 clinical trial in refractory non-Hodgkin’s lymphoma and chronic lymphatic leukemia, especially in Rituxan® failures, is running at approximately 30 centers in the US.
•	During 2006, we expect to initiate a Phase 2 study in head and neck cancer and other pilot combination studies.
Other proprietary drug product candidates
•	We plan to continue to fund the development, including clinical trials, of lucanthone in a phase 2 clinical trial, and three preclinical drug candidates, RenaZorb ™, SPI-1620 and SPI-205.
Generics
•	We currently have three approved generic products: ciprofloxacin tablets, fluconazole tablets and carboplatin injection.
•	We currently have ten ANDAs under review at the FDA, including one with Paragraph IV certification for sumatriptan injection
•	On February 22, 2006, we entered into a strategic alliance with Par Pharmaceutical Companies Inc. (Par), one of the largest generics company in the United States, to distribute the generic drugs for which we have filed ANDAs, including sumatriptan injection, and certain generic drugs currently being developed by us. We expect that we will receive FDA approval for several ANDAs during 2006, in addition to the three previously approved generics.
•	We will share profits with Par from the sales of our generic drugs and, in addition, we could receive an aggregate of over $10 million under the agreement if the contractual equity investment is made and all the regulatory approvals for the ANDAs are obtained. We believe that this alliance completes our generic commercialization strategy, provides an excellent marketing partner for our generic products and puts us in the best position to maximize the revenue potential from our generic drug portfolio.

About Spectrum Pharmaceuticals
     Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs. By leveraging its operational flexibility and regulatory proficiency, and using the extensive research and development capabilities of its strategic alliance partners, Spectrum has built a diversified portfolio of proprietary and generic drug products in various stages of development and regulatory approval. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statements
     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the Company’s operational flexibility and regulatory proficiency, the extensive research and development capabilities of the Company’s strategic alliance partners, the continued advancement of the Company’s product portfolio, making significant advancements in the Company’s corporate objectives, the recent financing’s ability to enable the Company to continue executing its business plan for the benefit of shareholders, continued increases in research and development expenses in 2006 and beyond as we develop and expand our product portfolio, continuing to acquire, develop and commercialize a portfolio of marketable prescription drug products with a focus on oncology and a mix of near-term and long-term revenue potential, completion of full NDA filing for satraplatin before the end of 2006, interim analysis of the phase 3 satraplatin trial by the Independent Data Safety Monitoring Board available in late April 2006, initiating a Phase 3 trial in 2006, in the United States, to evaluate EOquin™ in superficial bladder cancer, initiating a Phase 3 study in Europe in 2006 with EOquin™, results from the HDPC and BPH phase 2 trials of ozarelix in the second half of 2006, initiating a study in healthy female volunteers for endometriosis in Europe with ozarelix in the second half of 2006, initiating a Phase 2 study in head and neck cancer and other pilot combination studies with elsamitrucin, continuing to fund the development, including clinical trials, of lucanthone in a phase 2 clinical trial, and three preclinical drug candidates, RenaZorb ™, SPI-1620 and SPI-205, receiving FDA approval for several ANDAs during 2006, receiving profits from the sales of our generic drugs, receiving an aggregate of over $10 million under the Par agreement, the Par agreement putting us in the best position to maximize the revenue potential from our generic drug portfolio and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that past results may not be indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the uncertainties involved in and unpredictability of litigation, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of significant revenues, our limited human and financial resources, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)

Summary Condensed Consolidated Statement of Operations (Unaudited)

	Years Ended December 31,
	2005	2004	2003
Revenues	$577	$258	$1,000

Operating expenses:
Cost of product sold	397	123	—
Research and development	12,600	6,954	3,683
General and administrative	6,490	5,096	5,049
Stock-based charges	1,012	885	2,573
Restructuring expenses		—	163

Total operating expenses	20,499	13,058	11,468

Loss from operations	(19,922)	(12,800)	(10,468)
Other income, net	1,279	518	78

Net loss before minority interest in consolidated subsidiary	(18,643)	(12,282)	(10,390)
Minority interest in net loss of consolidated subsidiary	1	(4)

Net loss	$(18,642)	$(12,286)	$(10,390)

Basic and diluted net loss per share	$(1.06)	$(0.98)	$(4.83)

Basic and diluted weighted average common shares outstanding	17,659,602	12,674,506	4,169,374

Supplemental Information
Stock-based charges — Components:
Research and development	$883	$634	$1,000
General and administrative	$129	251	1,573

Total stock based charges	$1,012	$885	$2,573

Summary Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2005	2004
Cash, cash equivalents and marketable securities	$63,667	$39,206
Accounts Receivable	287	199
Inventory	58	224
Other current assets	373	372

Total current assets	64,385	40,001
Property and equipment, net and other assets	690	757

Total assets	$65,075	$40,758

Total liabilities	$4,069	$2,844
Minority Interest	23	24
Stockholders’ equity	60,983	37,890

Total liabilities and stockholders’ equity	$65,075	$40,758